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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)                   July 2, 1997



                          Philip Morris Companies Inc.
             (Exact name of registrant as specified in its charter)


         Virginia                   1-8940                     13-3260245
(State or other jurisdiction     (Commission                 (IRS Employer
     of incorporation)           File Number)              Identification No.)


  120 Park Avenue, New York, New York                          10017-5592
(Address of principal executive offices)                       (Zip Code)


      Registrant's telephone number, including area code:  (212) 880-5000


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)


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Item 5.  Other Events.
------   ------------

          Philip Morris Companies Inc. is filing today a Prospectus dated July 10, 1997 and a Prospectus Supplement dated July 10, 1997 (Registration Statement No. 333-16955) in connection with the offering of $1,000,000,000 aggregate principal amount of its 7% Notes Due 2005. Such Prospectus Supplement includes the information set forth below.


                              RECENT DEVELOPMENTS

PROPOSED RESOLUTION OF CERTAIN REGULATORY AND LITIGATION ISSUES

  On June 20, 1997, together with other companies in the United States tobacco industry, Philip Morris Incorporated ("PM Inc."), the Company's domestic tobacco subsidiary, entered into a Memorandum of Understanding to support the adoption of federal legislation and any necessary ancillary undertakings, incorporating the features described in the proposed resolution attached to the Memorandum of Understanding.

  The Memorandum of Understanding and the proposed resolution (together, the "Resolution") resulted from negotiations with state attorneys general, representatives of the public health community and attorneys representing plaintiffs in certain smoking and health litigation. The Resolution contains certain regulatory and legislative provisions with which the industry does not necessarily agree, but which the industry has agreed to accept in the interest of achieving the Resolution. The Resolution can be implemented only by federal legislation and is subject to approval of the boards of directors of the participating companies. (The Company's Board of Directors approved the Resolution on June 25, 1997.) If enacted into law, the legislation would resolve many of the regulatory and litigation issues affecting the United States tobacco industry and, thereby, reduce uncertainties facing the industry and increase stability in business and capital markets.

  The Resolution is currently under review by the White House, Congress, the public health community and other interested parties. The White House and certain members of the public health community have expressed concern with certain aspects of the Resolution and certain members of Congress have indicated that they may offer alternative legislation. There can be no assurance that federal legislation in the form of the Resolution will be enacted or that it will be enacted without modification that is materially adverse to the Company or that any modification would be acceptable to the Company or that, if enacted, the legislation would not face legal challenges. In any event, implementation of the Resolution would materially adversely affect the financial position of the Company in the year of implementation and would likely materially adversely affect the volume, operating revenues, cash flows and/or operating income of the Company in future years. Moreover, the negotiation and signing of the Resolution could affect other federal, state and local regulation of the United States tobacco industry and regulation of the international tobacco industry.

  The following summary of the Resolution is qualified by reference to the complete text, which has been filed with the Securities and Exchange Commission as Exhibit 10 to the Company's Current Report on Form 8-K dated June 20, 1997, and which is incorporated herein by reference. Certain terms of the Resolution would apply to all tobacco products sold in the United States; certain terms would apply only to tobacco manufacturers that consent to participate in the Resolution; other terms would apply only to non-consenting manufacturers.

 Advertising and Marketing Restrictions

  The Resolution would incorporate certain regulations previously promulgated by the Food and Drug Administration (the "FDA") and add additional restrictions to curtail tobacco product advertising and marketing. Among other things, it would:

    Prohibit the use of human images and cartoon characters, such as Joe Camel and the Marlboro man, in all tobacco-product advertising.

    Ban all outdoor tobacco-product advertising, including advertising in enclosed stadia and advertising inside a retail establishment that is directed outside.

    Except for advertising in adult-only facilities or adult publications, limit tobacco-product advertising to black text on a white background.

    Ban sponsorships (including concerts and sporting events) in the name, logo or selling message of a tobacco brand.



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

    Ban all non-tobacco merchandise (such as caps, jackets and bags) bearing the name, logo or selling message of a tobacco brand.

    Ban offers of non-tobacco items or gifts based on proof of purchase of tobacco products.

    Ban direct or indirect payments for tobacco product placement in movies, television programs and video games.

    Prohibit direct and indirect payments to "glamorize" tobacco use in media appealing to minors, including live and recorded music performances.

    Prohibit tobacco-product advertising on the Internet unless designed to be inaccessible in or from the United States.

  In addition, the Resolution would require that use of currently employed product descriptors such as "low tar" and "light" be accompanied by a mandatory health disclaimer in advertisements, and would prohibit the use of any new descriptors embodying express or implied health claims unless approved by the FDA. The FDA would also have the corresponding power, but not the obligation, to modify advertising restrictions with respect to tobacco products that it concludes present sufficiently reduced health risks. Exemplars of all new advertising and tobacco product labeling would be submitted to the FDA for its ongoing review.

 Warnings and Labeling

  The Resolution would mandate a new set of rotating warnings to be placed on packages of tobacco products with greater prominence than previous warnings (25% of the front of cigarette packs at the top of the pack). The new rotating warnings would also appear in all advertisements and would occupy 20% of press advertisements. Cigarette packs would also carry the FDA mandated statement of intended use ("Nicotine Delivery Device").

 Access Restrictions

  The Resolution would restrict access to tobacco products by minors. Without preventing state and local governments from imposing stricter measures, the Resolution would incorporate regulations previously promulgated by the FDA that restrict access to tobacco products and would also add additional restrictions. Taken together, these access restrictions would include the following:

    Setting a minimum age of 18 to purchase tobacco products.

    Requiring retailers to check photo identification of anyone under 27 years of age.

    Establishing a requirement of face-to-face transactions for all sales of tobacco products.

    Banning the sale of tobacco products from opened packages, requiring a minimum package size of 20 cigarettes, and banning the sampling of tobacco products.

    Banning the distribution of tobacco products through the mail except for sales subject to proof of age (with subsequent FDA review to determine if minors are obtaining tobacco products through the mail).

    Imposing retailer compliance obligations to ensure that all displays, advertising, labeling, and other items conform with all applicable requirements.

    Banning all sales of tobacco products through vending machines.

    Banning self-service displays of tobacco products except in adult-only facilities.

 Licensing of Tobacco Retailers

  The Resolution would require that any entity that sells tobacco products directly to consumers obtain a license. Sellers would be subject to monetary penalties and suspension or loss of their licenses if they do not comply with the access restrictions. The federal government and state and local authorities would enforce these access and licensing provisions through funding provided by Industry Payments, as defined below under the heading "Industry Payments".

 State Enforcement

  The Resolution would require states to adopt "no sales to minors" laws and would contain economic incentives for the states to enforce such laws. If a state does not meet "no sales to minors" performance targets, the FDA may refuse to pay that state certain funds otherwise payable under the Resolution. To comply with the "no sales to minors" law, the state must achieve compliance rate results of 75% by the fifth year after enactment of federal legislation, 85% by the seventh year and 90% by the tenth year and each year thereafter. Compliance would be measured as a percentage of random, unannounced compliance checks in which the retailer refused to sell tobacco products to minors. Funds withheld from states for failure to achieve the performance targets would, in turn, be reallocated to those states that demonstrated superior "no sales to minors" enforcement records.

 Surcharge for Failure to Achieve Underage Smoking Reduction Goals

  The Resolution would impose surcharges on the industry if required reductions in underage smoking are not achieved. A "look back" provision would require the following reductions in the incidence of underage smoking from estimated levels over the past decade: 30% in the fifth and sixth years after enactment of implementing federal legislation, 50% in the seventh, eighth and ninth years, and 60% in the tenth year, with incidence remaining at such reduced levels thereafter.

  For any year in which these required reductions are not met, the FDA must impose a mandatory surcharge on the participating members of the cigarette industry based upon an approximation of the present value of the profit the companies would earn over the lives of the number of underage consumers in excess of the required reduction. The annual surcharge would be $80 million (as adjusted for changes in population and cigarette profitability) for each percentage point by which the reduction in underage smoking falls short of the required reductions (as adjusted to prevent double counting of persons whose smoking has already resulted in the imposition of a surcharge in previous years). The annual surcharge would be subject to a $2 billion annual cap (as adjusted for inflation). The surcharge would be the joint and several obligation of participating manufacturers allocated among participating manufacturers based on their market share of the United States cigarette industry and would be payable on or before July 1 of the year in which it is assessed. Manufacturers could receive a partial refund of this surcharge (up to 75%) only after paying the assessed amount and only if they could thereafter prove to the FDA that they had fully complied with the Resolution, had taken all reasonably available measures to reduce youth tobacco usage and had not acted to undermine the achievement of the reduction goals. The FDA would use the surcharges to fund its administrative costs and to fund grants to states for additional efforts to reduce underage smoking.

 Regulation

  Under the Resolution, the FDA would oversee the development, manufacturing, marketing and sale of tobacco products in the United States, including FDA approval of ingredients and imposition of standards for reducing or eliminating the level of certain constituents, including nicotine.

  Under the Resolution, tobacco would continue to be categorized as a "drug" and a "device" under the Food, Drug and Cosmetic Act. The FDA's authority to regulate tobacco products as "restricted medical devices" would be explicitly recognized and tobacco products would be classified as a new subcategory of Class II devices.

  For a period of at least twelve years after implementing legislation is effective, the FDA would be permitted, subject to certain procedures and judicial review, to adopt performance standards that require the modification of existing tobacco products, including the gradual reduction, but not the elimination, of nicotine yields, and the possible elimination of other constituents or components of the tobacco product, based upon a finding that the modification: (i) will result in a significant reduction of the health risks associated with such products to consumers thereof; (ii) is technologically feasible; and (iii) will not result in the creation of a significant demand for contraband or other tobacco products that do not meet the performance standards.

  The Resolution would also require, effective three years after implementing legislation is effective, that no cigarette sold in the United States can exceed a 12 mg. "tar" yield, using the Federal Trade Commission's presently existing methodology to determine "tar" yields.

  Beginning twelve years after implementing legislation becomes effective, the FDA would be permitted to set performance standards that exceed those discussed above, including the elimination of nicotine and the elimination of other constituents or other demonstrated harmful components of tobacco products, based upon a finding that: (i) the safety standard will result in a significant overall reduction of the health risks to tobacco consumers as a group; (ii) the modification is technologically feasible; and (iii) the modification will not result in the creation of a significant demand for contraband or other tobacco products that do not meet the performance standards. An FDA determination to eliminate nicotine would have to be based upon a preponderance of the evidence and be subject to judicial review and a two-year phase-in to permit Congressional review.

  The Resolution would require disclosure of non-tobacco ingredients to the FDA, require manufacturers to submit within five years a safety assessment for non-tobacco ingredients currently used, and require manufacturers to obtain the FDA's preapproval for any new non-tobacco ingredients. The FDA would have authority to disapprove an ingredient's safety. The Resolution also outlines legislation that would require companies to notify the FDA of technology they develop or acquire that reduces the risk from tobacco products and that would mandate cross-licensing of technology that the FDA determines reduces the risk from tobacco products and that would authorize the FDA to mandate the introduction of "less hazardous tobacco products" that are technologically feasible.

  The Resolution would subject the tobacco industry to "good manufacturing practice" standards, including requirements regarding quality control systems, FDA inspections and record-keeping and reporting.

 Public Disclosure

  The Resolution would require the tobacco industry to disclose to the public previously confidential internal laboratory research as well as certain other documents relating to smoking and health, "addiction" or nicotine dependency, "safer or less hazardous" cigarettes and underage tobacco use and marketing. The Resolution would also require the industry to disclose all such internal laboratory research generated in the future. The Resolution would provide protection for proprietary information and applicable privileges, and would establish a streamlined process by which interested persons could contest claims of privilege.

 Cessation Programs

  The Resolution would authorize the Secretary of Health and Human Services to accredit smoking cessation programs and techniques that the agency determines to be potentially effective.

 Compliance Programs

  Participating tobacco manufacturers would be required to create, and to update each year, plans to ensure compliance with all applicable laws and regulations, to identify ways to reduce underage use of tobacco products, and to provide internal incentives for reducing underage use and for developing products with "reduced risk".

  Participating manufacturers would also be required to implement compliance programs setting compliance standards and procedures for employees and agents that are reasonably capable of reducing violations. These programs must assign to specific high-level personnel the overall responsibility for overseeing compliance, forbid delegation of substantial discretionary authority to individuals who have shown a propensity to disregard corporate policies, establish training or equivalent means of educating employees and agents, and institute appropriate disciplinary measures and steps to respond to violations and prevent similar ones from recurring.

  Participating manufacturers would be required to promulgate corporate principles that express and explain the company's commitment to compliance, reduction of underage tobacco use, and development of "reduced risk" tobacco products. They would be required to work with retail organizations on compliance, including retailer compliance checks and financial incentives for compliance, and disband certain industry associations and only form new ones subject to regulatory oversight.

  Participating manufacturers would be subject to fines and penalties for breaching any of these obligations. Companies would be required to direct their employees to report known or alleged violations to the company compliance officer, who in turn would be required to provide reports to the FDA. Finally, companies would be prohibited from taking adverse action against "whistleblowers" who report violations to the government.

 Public Smoking

  The Resolution would mandate minimum federal standards governing smoking in public places or at work (with states and localities retaining power to impose stricter requirements). These restrictions, which would be enforced by the Occupational Safety and Health Administration, would:

    Restrict indoor smoking in "public facilities" to ventilated areas with systems that exhaust the air directly to the outside, maintain the smoking area at "negative pressure" compared with adjoining areas and do not recirculate the air inside the public facility.

    Ensure that no employee may be required to enter a designated smoking area while smoking is occurring.

    Exempt restaurants (other than fast food restaurants) and bars, private clubs, hotel guest rooms, casinos, bingo parlors, tobacco merchants and prisons.

 Enforcement

  Violations of the Resolution's terms would carry civil and criminal penalties based upon the penalty provisions of the Food, Drug and Cosmetic Act and, where applicable, the provisions of the United States criminal code. Special enhanced civil penalties of up to ten times the penalties applicable to similar violations by drug companies would attach to violations of the obligations to disclose research about health effects and information about the toxicity of non-tobacco ingredients.

  Terms of the Resolution would be embodied in state consent decrees, giving the states concurrent enforcement powers. State enforcement could not impose obligations or requirements beyond those imposed by the Resolution (except where the Resolution specifically does not preempt additional state-law obligations) and would be limited to the penalties specified in the Resolution and by prohibition of duplicative penalties.

 Industry Payments

  The Resolution would require participating manufacturers to make substantial payments in the year of implementation and thereafter ("Industry Payments"). Participating manufacturers would be required to make an aggregate $10 billion initial Industry Payment on the date federal legislation implementing the terms of the Resolution is signed. This Industry Payment would be based on relative market capitalizations and the Company currently estimates that its share of the initial Industry Payment would be approximately $6.5 billion. Thereafter, the companies would be required to make specified annual Industry Payments determined and allocated among the companies based on volume of domestic sales as long as the companies continue to sell tobacco products in the United States. These Industry Payments, which would begin on December 31 of the first full year after implementing federal legislation is signed, would be in the following amounts (at 1996 volume levels): year 1: $8.5 billion; year 2: $9.5 billion; year 3:
$11.5 billion; year 4: $14 billion; and each year thereafter: $15 billion. These Industry Payments would be increased by the greater of 3% or the previous year's inflation rate determined with reference to the Consumer Price Index. The Industry Payments would increase or decrease in proportion to changes from 1996 domestic sales volume levels. Volume declines would be measured based on adult sales volume figures; volume increases would be measured by total sales volume. If sales volume declines but the industry's domestic net operating profit exceeds base year inflation-adjusted levels, the reduction in the annual Industry Payment due to volume decline, if any, would be offset to the extent of 25% of the increased profit. At current levels of sales and prior to any adjustment for inflation, the Resolution would require total Industry Payments of $368.5 billion over the first 25 years (subject to credits described below in connection with potential civil tort liability).

  The Industry Payments would be separate from any surcharges required under the "look back" provision discussed above under the heading "Surcharge for Failure to Achieve Underage Smoking Goals". The Industry Payments would receive priority and would not be dischargeable in any bankruptcy or reorganization proceeding and would be the obligation only of entities selling tobacco products in the United States (and not their affiliated companies). The Resolution provides that all payments by the industry would be ordinary and necessary business expenses in the year of payment, and no part thereof would be either in settlement of an actual or potential liability for a fine or penalty (civil or criminal) or the cost of a tangible or intangible asset. The Resolution would provide for the pass-through to consumers of the annual Industry Payments in order to promote the maximum reduction in underage use.

  The Industry Payments would be made to a central federal authority and then allocated among various programs and entities to provide funds for federal and state enforcement efforts; federal, state and local governments' health benefit programs; public benefits to resolve past punitive damages claims that might be asserted in private litigation; and the expenses related to the administration of federal legislation enacted pursuant to the Resolution. A priority for these expenditures would be to fund a variety of public and private non-profit efforts to discourage minors from beginning to use tobacco products and to assist current tobacco consumers to quit. Those programs include research, public education campaigns, individual cessation programs, and impact grants.

 Effects on Litigation

  If enacted, the federal legislation provided for in the Resolution would settle present attorney general health care cost recovery actions (or similar actions brought by or on behalf of any governmental entity), parens patriae and smoking and health class actions and all "addiction"/dependence claims and would bar similar actions from being maintained in the future. However, the Resolution provides that no stay applications will be made in pending governmental actions without the mutual consent of the parties. On July 2, 1997, together with other companies in the United States tobacco industry, PM Inc. entered into a Memorandum of Understanding with the State of Mississippi with respect to that state's health care cost recovery action. See "Mississippi Settlement". The Company may enter into discussions with certain other states with health care cost recovery actions scheduled to be tried this year with regard to the postponement or settlement of such actions pending the enactment of the legislation contemplated by the Resolution. No assurance can be given whether a postponement or settlement will be achieved, or, if achieved, as to the terms thereof. The Resolution would not affect any smoking and health class action or any health care cost recovery action that is reduced to final judgment before implementing federal legislation is effective.

  Under the Resolution, the rights of individuals to sue the tobacco industry would be preserved, as would existing legal doctrine regarding the types of tort claims that can be brought under applicable statutory and case law except as expressly changed by implementing federal legislation. Claims, however, could not be maintained on a class or other aggregated basis and could be maintained only against tobacco manufacturing companies (and not their retailers, distributors or affiliated companies). In addition, all punitive damage claims based on past conduct would be resolved as part of the Resolution and future claimants could seek punitive damages only with


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respect to claims predicated upon conduct taking place after the effective date of implementing federal legislation. Finally, except with respect to actions pending as of June 9, 1997, third-party payor (and similar) claims could be maintained only based on subrogation of individual claims. Under subrogation principles, a payor of medical costs can seek recovery from a third party only by "standing in the shoes" of the injured party and being subject to all defenses available against the injured party.

  The Resolution contemplates that participating tobacco manufacturers would enter into a joint sharing agreement for civil liabilities relating to past conduct. Judgments and settlements arising from tort actions would be paid as follows. The Resolution would set an annual aggregate cap equal to 33% of the annual base Industry Payment (including any reductions for volume declines). Any judgments or settlements exceeding the cap in a year would roll over into the next year. While judgments and settlements would run against the defendant, they would give rise to an 80-cents-on-the-dollar credit against the annual Industry Payment. Finally, any individual judgments in excess of $1 million would be paid at the rate of $1 million per year unless every other judgment and settlement could first be satisfied within the annual aggregate cap. In all circumstances, however, the companies would remain fully responsible for costs of defense and certain costs associated with the fees of attorneys representing certain plaintiffs in the litigation that would be settled by the Resolution.

 Non-participating Manufacturers

  The Resolution would contain certain measures to ensure that non-participating manufacturers are not free to undercut the Resolution by selling tobacco products at lower prices because they were not making the Industry Payments.

 Financial Effects

  The Company anticipates that its share of the industry's $10 billion initial payment, which it currently estimates would be approximately $6.5 billion, would be funded from a combination of available cash, commercial paper issuances, bank borrowings and long-term debt issuances in the global markets. This payment would have a material adverse effect on the Company's financial position.

  The Company currently anticipates that implementation of the Resolution would require a charge to comply with the advertising and marketing restrictions of the Resolution.

  The Company believes that implementation of the Resolution would likely materially adversely affect the volume, operating revenues, cash flows and/or operating income of the Company in future years. The degree of the adverse impact would depend, among other things, on the rates of decline in United States cigarette sales in the premium and discount segments, PM Inc.'s share of the domestic premium and discount cigarette segments, interest rates and the timing of principal payments on debt incurred to finance the initial payment due under the Resolution, and the effect of the Resolution on cigarette consumption and the regulatory and litigation environment outside the United States. In view of the foregoing, the Company may reevaluate its share repurchase and dividend policies.

 Developments in Pending Tobacco Litigation

  The following summarizes certain recent developments with respect to pending tobacco related litigation discussed in Note 3 ("Note 3") to the Company's condensed consolidated financial statements, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997. Tobacco related litigation generally falls within three categories: (i) smoking and health cases alleging personal injury brought on behalf of individual smokers, (ii) smoking and health cases alleging personal injury and purporting to be brought on behalf of a class of plaintiffs, and
(iii) health care cost recovery actions brought primarily by states and local governments seeking reimbursement for Medicaid and other health care expenditures allegedly caused by cigarette smoking.

  In the individual and class action smoking and health cases pending against PM Inc. and, in some cases, the Company and/or certain of its other subsidiaries, plaintiffs allege "addiction" to cigarette smoking and personal injury resulting from cigarette smoking and/or exposure to environmental tobacco smoke ("ETS") and seek various forms of relief, including compensatory damages, creation of a medical monitoring fund, disgorgement of profits, various injunctive and equitable relief, and, in some cases, punitive damages in amounts ranging into the billions of dollars. During the past two years, there has been a substantial increase in the number of such smoking and health cases in the United States, with a majority of the new cases having been filed in Florida on behalf of individual plaintiffs. As of July 1, 1997, there were approximately 230 smoking and health cases filed and served on behalf of individual plaintiffs in the United States against PM Inc. and, in some cases, the Company (excluding approximately 25 cases in Texas that were recently voluntarily dismissed but which may be refiled under certain conditions), compared to approximately 190 such cases as of March 31, 1997, and approximately 150 such cases as of March 31, 1996. Approximately 100 of the cases filed and served as of July 1, 1997, were filed on behalf of individual plaintiffs in the State of Florida. Fourteen of the individual cases involve allegations of various personal injuries allegedly related to exposure to ETS.

  In addition to the foregoing individual smoking and health cases, as of July 1, 1997, there were approximately 40 purported smoking and health class actions pending in the United States against PM Inc. and, in some cases, the Company (as compared to 25 on March 31, 1997), including two that involve allegations of various personal injuries related to exposure to ETS. Most of these actions purport to constitute statewide class actions and were filed after the Fifth Circuit Court of Appeals, in the Castano case (discussed in Note 3), reversed a federal district court's certification of a purported nationwide class action on behalf of persons who were allegedly "addicted" to tobacco products. One purported smoking and health class action is pending in Canada and another in Brazil against affiliates of the Company.

  As of July 1, 1997, approximately 70 health care cost recovery actions were pending compared to approximately 30 on March 31, 1997. These cases, which seek reimbursement for Medicaid and other health care expenditures allegedly caused by cigarette smoking, have been brought primarily by states and local governments, but also by unions and others. In addition, in California, individuals and local governments and other organizations purportedly acting as "private attorneys general" have filed suits seeking, among other things, injunctive relief, restitution and disgorgement of profits for alleged violations of California's consumer protection statutes.

  In August 1996, a Florida jury awarded a former smoker and his spouse $750,000 in a smoking and health case against another United States cigarette manufacturer (Carter v. American Tobacco Co., et al.), and that manufacturer was subsequently ordered to pay approximately $1.8 million in attorneys fees and costs. Neither PM Inc. nor the Company was a party to that litigation. Defendant in that action has appealed the verdict. Later that month, a jury returned a verdict for defendants in a smoking and health case in Indiana against United States cigarette manufacturers, including PM Inc. (Rogers v. R.J. Reynolds Tobacco Company, et al.). Plaintiff has appealed the verdict. In May 1997, a Florida jury returned a verdict for defendants in a smoking and health case involving another United States cigarette manufacturer (Connor v. R.J. Reynolds Tobacco Company).

  In May 1997, the court in the Broin case denied defendants' motion for class decertification, denied a motion for summary judgment as to plaintiffs' fraud and conspiracy claims and denied defendants' challenge to plaintiffs' punitive damages claim. Defendants have petitioned the Florida Supreme Court to review the trial court's punitive damages ruling. The trial in this case started on June 2, 1997 and is continuing.

  Since the date of Note 3, a number of new smoking and health class actions have been filed against United States cigarette manufacturers and others and, in some cases, the Company, including actions in California, Georgia, Illinois (two actions), Iowa, Michigan, New Jersey (four actions), South Dakota, and Tennessee.

  In May 1997, the court in the Florida health care cost recovery action denied defendants' motion to limit the initial trial to the medical expenditures made to treat the twenty-five Medicaid recipients deposed by defendants. In June 1997, the court issued a number of rulings, including (i) that plaintiffs could not recover for future damages under Florida's Medicaid recovery statute (the "FMR"), (ii) that plaintiffs could not proceed under the FMR on a design defect claim based on the inherent risks associated with tobacco, (iii) that plaintiffs' claim under the FMR are limited to allegations of misrepresentation, failure to warn and failure to design cigarettes in a safer manner, (iv) that plaintiffs could not seek punitive damages under the FMR, and (v) that the statute of repose barred claims under Florida's false advertising statute based on conduct before July 1, 1982, but that the statute of repose did not bar claims under the FMR. The court also (i) granted defendants' motion for partial summary judgment for lack of proximate cause with respect to plaintiffs' claim of "regulatory fraud" but denied the motion with respect to plaintiffs' other claims, (ii) denied defendants' motion for partial summary judgment with respect to plaintiffs' claim for compensatory damages under Florida's false advertising and racketeering statutes for the federal government's share of Medicaid expenses in Florida, and (iii) denied defendants' motion for partial summary judgment challenging plaintiffs' statistical models to be used in establishing their damages claims. Plaintiffs filed motions to prevent defendants from asserting defenses of "unclean hands", laches and due process. Plaintiffs also filed a motion to preclude evidence at trial of the State's benefits from the sale of cigarettes, including excise taxes and reduction in benefit payments.

  On July 2, 1997, the parties signed a Memorandum of Understanding to settle the Mississippi health care cost recovery action. See "Mississippi Settlement".

  In May 1997, the court in the Maryland health care cost recovery action dismissed all of plaintiff's claims other than those based on anti-trust and consumer protection theories.

  In June 1997, the court in the Washington health care cost recovery action dismissed all of plaintiff's claims except for anti-trust, conspiracy and consumer protection act claims.

  In May 1997, the court in the Michigan health care cost recovery action granted plaintiff's motion, which contended that statutory subrogation is not the exclusive remedy to be pursued by the State (although the court appeared to hold that statutory and common law subrogation were the only theories available to the State to recover damages). In addition, the court dismissed certain of defendants' affirmative defenses under Michigan's consumer protection statute, dismissed plaintiff's anti-trust claim, dismissed, with leave to amend, plaintiff's claims of breach of special duty and injunctive relief, and dismissed plaintiff's claims for punitive damages.

  In May 1997, the court in the Arizona health care cost recovery action granted in part, and denied in part, defendants' motion to dismiss various of plaintiff's claims, and did not rule on defendants' motion to dismiss plaintiff's racketeering act claims.

  Since the date of Note 3, a number of health care cost recovery actions have been filed, including actions brought by the Marshall Islands, the Commonwealth of Puerto Rico, the City of Birmingham, Alabama and the Greene County Racing Commission, the States of California, Colorado, Idaho, Maine, Nevada, New Hampshire, New Mexico, Oregon, Rhode Island and Vermont, taxpayers in the Territory of Guam, the University of South Alabama, various labor unions and/or their benefits funds in Connecticut, Hawaii, Illinois, Iowa, Kentucky, Louisiana, Massachusetts, New York, Ohio, Oregon and Washington, the Lower Brule Sioux Tribe in South Dakota, the Crow Tribe in Montana and the Muscogee Creek Nation in Oklahoma.

  In addition to these actions, other foreign, state and local government entities and others, including labor unions, have announced that they are considering filing health care cost recovery actions.

  It is not possible to predict the outcome of the litigation pending against the Company and its subsidiaries. Litigation is subject to many uncertainties, and it is possible that some of these actions could be decided unfavorably. An unfavorable outcome of a pending smoking and health case, such as the Carter case discussed above, could encourage the commencement of additional similar litigation. There have also been a number of adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco industry that have received widespread media attention, including the recent Liggett settlements of certain health


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

care cost recovery actions and a purported nationwide smoking and health class action, and a decision by a federal district court on a motion for summary judgment to uphold the FDA's regulation of cigarettes as "drugs" or "medical devices". These developments, as well as the widespread media attention given to the Resolution, may have negatively affected the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and have prompted the commencement of additional similar litigation.

  Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of all pending litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an unfavorable outcome of certain pending litigation or by the Resolution or by settlement, if any, of certain state health care cost recovery actions. However, implementation of the Resolution would resolve the most significant tobacco litigation against the Company and its subsidiaries. Furthermore, the Company and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has a number of valid defenses to all litigation pending against it. Except as described in the first paragraph under "Effects on Litigation", all such cases are, and will continue to be, vigorously defended.

OTHER DEVELOPMENTS

 Mississippi Settlement

  On July 2, 1997, together with other companies in the United States tobacco industry, PM Inc. entered into a Memorandum of Understanding (the "MOU") with the State of Mississippi setting forth the principal terms and conditions of an agreement in principle to settle and resolve with finality all present and future claims relating to the subject matter of Mississippi's health care cost recovery action pending against PM Inc. and others. The MOU is attached as
Exhibit 10 to the Company's Current Report on Form 8-K, dated July 2, 1997, and the following summary of the MOU is qualified by reference thereto.

  Under the MOU, the parties agree to petition the Chancery Court of Jackson County, Mississippi to adjourn all further proceedings in contemplation of their final resolution and termination pursuant to the MOU and the Settlement Agreement contemplated thereby. Under the MOU the parties agree that the Settlement Agreement will include the terms summarized below.

  The settling defendants will deposit $170 million, representing the State's estimate of its share of the $10 billion initial payment under the Resolution, in an escrow account ("the Escrow"). This amount would be allocated among the settling defendants in accordance with their relative market capitalization, which would result in a payment by PM Inc. of approximately $115 million.

  Beginning December 31, 1998, the settling defendants will pay into the Escrow 1.7% of that portion of the annual Industry Payments under the Resolution which is contemplated to be paid to the states. These payments, which are not offset by potential credits for civil tort liability and which would be adjusted as provided in the Resolution, could result in payments to the State of Mississippi of $68 million with respect to 1998 and $76.6 million with respect to 1999. These amounts would increase to $136 million with respect to 2003 and would continue at that level thereafter. The settling defendants will also reimburse the State's expenses and those of its attorneys, currently estimated to be $15 million, and will be responsible for the attorneys' fees of counsel for Mississippi (which will be set by a panel of arbitrators). Each of these payments would be allocated among the settling defendants in accordance with their relative volume of domestic cigarette sales.

  If legislation implementing the Resolution or its substantial equivalent is enacted, the Settlement Agreement will remain in place, but the terms of the federal legislation will supersede the Settlement Agreement and the foregoing payment amounts will be adjusted so that the State would receive the same payment as it would receive under the Resolution. Similar provision is made in the event of multiple settlements of non-federal governmental health care cost recovery actions, provided that Mississippi is entitled to treatment at least as relatively favorable as such other non-federal governmental entities.

 Italian Tax Assessment

  During 1996 and the first four months of 1997, tax assessments alleging the underpayment of Italian value added taxes for the years 1988 to 1995 and income taxes for the years 1987 to 1995 were asserted against certain affiliates of the Company. The aggregate amount of taxes claimed to be assessed to date is the Italian lire equivalent of $2.7 billion. In addition there have been claimed assessments of the Italian lire equivalent of $6.3 billion in interest and penalties. The Company anticipates that additional value added and income tax assessments may be claimed for 1996. With respect to these assessments, the Company and its affiliates believe they have complied with applicable Italian tax laws and are vigorously contesting the assessments. A hearing concerning one of the assessments for value added taxes was held in the Italian tax court on July 1, 1997.

 Proposed Federal Excise Tax Increase

  The United States federal excise tax on cigarettes currently is $12 per 1,000 cigarettes ($0.24 per pack of 20 cigarettes). In June 1997, the United States Senate approved an increase in the federal excise tax on cigarettes of $10 per 1,000 cigarettes ($0.20 per pack of 20 cigarettes). If approved by the House of Representatives and signed by the President, such action may adversely affect PM Inc.'s volume, operating revenues and operating income.

 Recent Acquisitions and Divestitures

  In June 1997, Philip Morris International Inc., the Company's international tobacco subsidiary, reached agreement, subject to regulatory approval, to increase its equity interest in its Mexican cigarette joint venture from 28.8% to 50% in exchange for a payment of approximately $400 million.

  On July 2, 1997, Kraft Foods, Inc., the Company's domestic food subsidiary, completed its sale of its Log Cabin syrup retail and food service businesses. The sale included manufacturing equipment but no manufacturing facilities.

 Recent Debt Issuance

  On April 7, 1997, the Company issued $500 million aggregate principal amount of its 7 1/2% Notes due April 1, 2004.


              See Exhibits 10 and 23 attached.


Item 7.    Exhibits.
------     --------


     10.  Memorandum of Understanding dated July 2, 1997
          re: Mississippi Settlement.

     23.  Consent of Sutherland, Asbill & Brennan, L.L.P.

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

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    PHILIP MORRIS COMPANIES INC.



                                    By:    /s/ G. Penn Holsenbeck
                                        --------------------------------------
                                           G. Penn Holsenbeck, Vice President,
                                              Associate General Counsel and
                                                    Corporate Secretary


Date: July 10, 1997

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